Exhibit 8(a)(i)

FUND PARTICIPATION AGREEMENT AMENDMENT

This Fund Participation Agreement Amendment hereby amends the Fund Participation Agreement dated December 31, 2001, as amended May 1, 2003 between the MONY Life Insurance Company of America and each of The Alger American Fund and Fred Alger & Company, Incorporated in the following manner:

1)	The Agreement is amended to replace Schedule A in its entirety by the revised Schedule A attached hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Fund Participation Agreement Amendment as of             , 2003.

MONY LIFE INSURANCE COMPANY OF AMERICA

By:

Its:

Attest:

THE ALGER AMERICAN FUND

By:	/s/ Gregory S. Duch

Its:	Gregory S. Duch Treasurer

Attest:	/s/

FRED ALGER & COMPANY, INCORPORATED

By:	/s/ Gregory S. Duch

Its:	Gregory S. Duch Executive Vice President

Attest:	/s/

SCHEDULE A

The Alger American Fund

Alger American Growth Portfolio

Alger American Leveraged AllCap Portfolio

Alger American Income and Growth Portfolio

Alger American Small Capitalization portfolio

Alger American Balanced Portfolio

Alger American MidCap Growth Portfolio

The Accounts:

Separate Accounts and Dates Established	Contracts

MONY America Variable Account L Established on February 19, 1985	-Flexible Premium Variable Universal Life (MONY Variable Universal Life)

-Last Survivor Flexible Premium Variable Universal Life (MONY Survivorship Variable Universal Life)

-MONY Custom Estate Master (VUL)

-MONY Custom Equity Master (SVUL)

Flexible Premium Variable Life (Group Corporate Sponsored Variable Universal Life)

-Flexible Premium Variable Universal Life (MONY VUL B3-03/B4-04)

MONY America Variable Account A Established on March 27, 1987	-Flexible Payment Variable Annuity (MONY Variable Annuity)

-MONY Custom Master Variable Annuity

-Flexible Payment Variable Annuity (SmartMONY Variable Annuity)

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